EXHIBIT 10.04(b)

AMENDMENT NO. 2 TO THE MANAGEMENT AGREEMENT

This AMENDMENT NO. 2 dated as of the 1st day of January, 2012, amends the MANAGEMENT AGREEMENT made as of the 1st day of January, 2004, as amended by Amendment No. 1 to the Management Agreement, dated as of the 10th day of October, 2006 (together, the “Management Agreement”) among CERES MANAGED FUTURES LLC (formerly Demeter Management Corporation), a Delaware limited liability company (the “General Partner”), MORGAN STANLEY SMITH BARNEY SPECTRUM TECHNICAL L.P. (formerly Morgan Stanley Spectrum Technical L.P.), a Delaware limited partnership (the “Partnership”) and WINTON CAPITAL MANAGEMENT LIMITED, a United Kingdom company (the “Trading Advisor”).  Terms used and not otherwise defined herein have the meanings ascribed to such terms in the Management Agreement.

W I T N E S S E T H:

WHEREAS, the General Partner, the Partnership and the Trading Advisor wish to amend the Management Agreement to increase the amount of leverage used to manage the allocated portion of the Partnership’s Net Assets and to reflect a change in the Trading Advisor’s management fee compensation (from a 2% annual rate to an 1.5% annual rate).

NOW, therefore, the parties agree as follows:

1.  The following sentence shall be added to Section 2(a) of the Management Agreement:

“As set forth herein, the allocation of the Partnership’s Net Assets to the Trading Advisor will be made to the Trading Program, provided that the General Partner and the Partnership agree that the amount of leverage applied to the Net Assets of the Partnership allocated to the Trading Advisor by the General Partner shall be up to (but not in excess of) 1.5 times the Net Assets of the Partnership allocated to the Trading Advisor by the General Partner (the “Trading Level”), unless otherwise agreed by the parties hereto in writing.  The Trading Advisor shall trade the Partnership’s Net Assets on the basis of the Trading Level.”

2.  Section 6(a)(i) of the Management Agreement shall be deleted and replaced by the following:

“A monthly management fee, without regard to the profitability of the Trading Advisor’s trading for the Partnership’s account, equal to 1/12 of 1.5% (a 1.5% annual rate) of the Partnership’s “Net Assets” allocated to the Trading Advisor (as defined in Section 7(d)(1) of the Limited Partnership Agreement) as of the opening of business on the first day of each calendar month, commencing with the month in which the Partnership begins to receive trading advice from the Trading Advisor pursuant to this Agreement.”

3.  In all other respects the Management Agreement remains unchanged and of full force and effect.

4.  This Amendment No. 2 shall be governed and construed in accordance with the laws of the State of New York.

5.  This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same agreement.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Amendment No. 2 has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Walter Davis
Walter Davis
President

MORGAN STANLEY SMITH BARNEY SPECTRUM
TECHNICAL L.P.

By:	Ceres Managed Futures LLC
(General Partner)

By	/s/ Walter Davis
Walter Davis
President

WINTON CAPITAL MANAGEMENT LIMITED

By	/s/ Rajeev Patel
Rajeev Patel
Director, Winton Capital Management Limited